Exhibit 99.1
Sabine Royalty Trust
News Release
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR MARCH
     Dallas, Texas, March 5, 2009 — U.S. Trust, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.21205 per unit, payable on March 30, 2009, to unit holders of record on March 16, 2009.
     This distribution reflects primarily the oil production for December 2008 and the gas production for November 2008, both including postings from the previous month’s production. Preliminary production volumes are approximately 23,459 barrels of oil and 585,235 Mcf of gas. Preliminary average prices are approximately $38.10 per barrel of oil and $4.89 per Mcf of gas. The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas	Oil	Gas
	(Bbls)	(Mcf)	(per Bbl)	(per Mcf)
Current Month	23,459	585,235	$38.10	$4.69

Prior Month	39,181	456,170	$46.75	$5.32
     Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.
     Due to the timing of the end of the month of February, approximately $197,000 of revenue received will be posted in the following month of March in addition to normal receipts during March. Since the close of business in February and prior to this press release, approximately $1,143,000 in revenue has been received.
     The 2008 tax information packets were mailed directly to unitholders as of March 2nd. A copy of the 2008 Tax Information booklet is posted on the Trust website. For unitholder convenience, we also now have available a simple cost depletion calculator that can be accessed on the website.

     For this and the latest financial reports on Sabine Royalty Trust, please visit our website at http://www.sbr-sabineroyalty.com/.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management
Toll Free Number: 1.800.365.6541